EXHIBIT 5.2

                           RICHARDS, LAYTON & FINGER
                               One Rodney Square
                                 P.O. Box 551
                           Wilmington, Delaware 19899
                            Telephone (301) 658-6541
                           Telecopier (302) 658-6548
                           Writer's Direct Dial Number
                                 (302) 651-7726




                                      March 22, 1996



  Equitable of Iowa Companies Capital Trust
  c/o Equitable of Iowa Companies
  604 Locust Street
  Des Moines, IA  50309

            Re:  Equitable of Iowa Companies Capital Trust

  Ladies and Gentlemen:

     We have acted as special Delaware counsel for Equitable of Iowa Companies, an Iowa corporation (the "Company"), and Equitable of Iowa Companies Capital Trust, a Delaware business trust ("Equitable Trust"), in connection with the matters set forth herein. This opinion is being furnished at the request of the Company and Equitable Trust.

     For purposes of giving the opinion hereinafter set forth, our examination of documents has been limited to the examination of originals or copies of the following:

           (a) The Certificate of Trust of Equitable Trust, dated as of March 19, 1996 (the "Certificate"), as filed in the office of the Secretary of State of the State of Delaware (the "Secretary of State") on March 19, 1996;

           (b) The Declaration of Trust of Equitable Trust, dated as of March 19, 1996, between the Company and the trustees of Equitable Trust named therein (the "Declaration");

           (c) The Registration Statement on Form S-3 (the "Registration Statement"), including a preliminary prospectus (the "Prospectus"), relating to the Preferred Securities of Equitable Trust representing preferred undivided beneficial interests in the assets of Equitable Trust, filed by the Company and Equitable Trust with the Securities and Exchange Commission on March 22, 1996; and

           (d) A Certificate of Good Standing for Equitable Trust dated March 22, 1996 obtained from the Secretary of State.

     The documents listed in paragraphs (a) through (d) above will be referred to herein collectively as the "Trust Documents". Capitalized terms used herein and not otherwise defined herein are used as defined in the Declaration.

     For purposes of this opinion, we have not reviewed any documents other than the Trust Documents and, in particular, we have not reviewed any documents (other than the Trust Documents) that is referred to in or incorporated by reference into the Trust Documents reviewed by us. We have assumed that there exists no provision in any document that we have not reviewed that is inconsistent with our opinions stated herein. We have conducted no independent factual investigation of our own, but rather have relied solely upon the Trust Documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which have been assumed to be true, complete and accurate in all material respects. We have not participated in the preparation of the Registration Statement and assume no responsibility for its contents.

     With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.

     For purposes of this opinion, we have assumed (i) that the Declaration constitutes the entire agreement among the parties thereto with respect to the subject matter thereof, including with respect to the creation, operation and termination of Equitable Trust (except that a Trustees' Authorization Certificate ("Authorization Certificate") will be issued for purposes of establishing the terms and form of the Preferred Securities as contemplated by the Declaration), and that the Declaration and the Certificate are in full force and effect and have not been amended, (ii) except to the extent provided in paragraph 1 below, the due organization or due formation, as the case may be, and valid existence in good standing of each party to the Trust Documents under the laws of the jurisdiction governing its organization or formation,
(iii) the legal capacity of natural persons who are parties to the Trust Documents, (iv) that each of the parties to the Trust Documents has the power and authority to execute and deliver, and to perform its obligations under the Trust Documents, (v) the due authorization, execution and delivery by all parties thereto of the Trust Documents, (vi) the establishment of the terms and form of the Preferred Securities by the Regular Trustees in accordance with the Declaration and the Authorization Certificate, (vii) the receipt by each person to whom a Preferred Security is to be issued by Equitable Trust (collectively, the "Preferred Security Holders") of a Preferred Security, in accordance with the Declaration, the Authorization Certificate and the Registration Statement, and (viii) that the Preferred Securities are issued and sold to the Preferred Security Holders in accordance with the Declaration, the Authorization Certificate and the Registration Statement.

     This opinion is limited to the laws of the State of Delaware (excluding the securities laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder which are currently in effect.

     Based on the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware, as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

         1. Equitable Trust has been duly created and is validly existing in good standing as a business trust under the Delaware Business Trust Act.

         2. The Preferred Securities of Equitable Trust will represent valid and, subject to the qualifications set forth in paragraph 3 below, fully paid and nonassessable undivided beneficial interests in the assets of Equitable Trust.

         3. The Preferred Security Holders, as beneficial owners of Equitable Trust, will be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the General Corporation Law of the State of Delaware. We note that the Preferred Security Holders may be obligated to make payments in connection with the transfer and exchange of Certificates (as defined in the Declaration) and with replacement of mutilated, destroyed, lost or stolen Certificates (as defined in the Declaration) as set forth in the Declaration.

     We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. We further consent to the use of our name under the heading "Legal Matters" in the Prospectus. In giving the foregoing consents, we do not thereby admit that we come within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. Except as stated above, without our prior written consent , this opinion may not be furnished or quoted to, or relied upon by, any other person for any other purpose.

                                     Yours very truly,


                                     /s/ Richards, Layton & Finger



GCK/ks